Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-131729 on Form S-8 of our reports dated February 28, 2007 relating to the financial statements and financial statement schedules of Huntsman Corporation (which report expresses an unqualified opinion and includes explanatory paragraphs relating to: i) the presentation of the consolidated financial statements of Huntsman Corporation as if Huntsman Holdings LLC and Huntsman Corporation were combined for all periods presented, ii) the adoption of FASB Interpretation Nos. 46R and 47 during 2005 and FASB Statement No. 158 during 2006, and iii) the company’s changed in measurement date for its pension and other postretirement benefit plans during 2005), and management’s report on the effectiveness of internal control over financial reporting (which report expresses an adverse on the effectiveness of the Company’s internal control over financial reporting because of a material weakness), appearing in this Annual Report on Form 10-K of Huntsman Corporation for the year ended December 31, 2006.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

February 28, 2007